EXHIBIT 10.5

Boston Scientific Corporation

Participant:
Employee ID:
Award Type: Performance Share Unit Award Agreement
Plan Name: Free Cash Flow Performance Share Program

Award Date: [__]-Feb-2015

Total Granted:

BOSTON SCIENTIFIC

INTENT TO GRANT

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Agreement, dated as of the [__] day of February, 2015 (the “Grant Date”), is between Boston Scientific Corporation, a Delaware corporation (the “Company”), and the “Participant”, an employee of the Company or any of its affiliates or subsidiaries. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in either the Company’s 2011 Long‑Term Incentive Plan (the “Plan”) or in the Free Cash Flow Performance Share Program (the “Program”) for the performance period beginning January 1, 2015 and ending on December 31, 2015 (the “Performance Period”) and the three-year service period beginning on January 1, 2015 and ending on December 31, 2017 (the “Service Period”).

1.    Grant and Acceptance of Award. The Company hereby indicates its award to the Participant that number of Performance Share Units (the “Units”) set forth herein this Agreement (the “Award”). Each Unit represents the Company’s commitment to issue to the Participant shares of the Company’s common stock, par value $.01 per share (the “Stock”), subject to certain eligibility, performance and other conditions set forth herein. The Award is intended to be granted pursuant to and is subject to the terms and conditions of this Agreement and the provisions of the Plan and the Program.

2.    Eligibility Conditions upon Award of Units. The Participant hereby acknowledges the intent of the Company to award Units subject to certain eligibility, performance and other conditions set forth herein.

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3.    Satisfaction of Performance-Based Conditions and Service Period. Subject to the eligibility conditions described in Section 7 of this Agreement, except as otherwise provided in Sections 5, 6 and 8 of this Agreement and Appendix B, and the satisfaction of the performance conditions set forth on Appendix A to this Agreement during the Performance Period, the Company intends to award shares of Stock hereunder to the Participant at the end of the Service Period (December 31, 2017). Except as set forth in Sections 5, 6 and 8 of this Agreement, no shares of Stock in settlement of the Units shall be issued to the Participant prior to the end of the Service Period.

4.    Participant’s Rights in Stock. The shares of Stock, if and when issued hereunder, shall be registered in the name of the Participant and evidenced in the manner as the Company may determine. During the period prior to the issuance of Stock, the Participant will have no rights of a stockholder of the Company with respect to the Stock, including no right to receive dividends or vote the shares of Stock underlying each Award.

5.    Death. In the event that the Participant’s employment with the Company or its subsidiaries or affiliates is terminated due to death after December 31, 2015, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined at the first Committee meeting following the Participant’s death. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months that the Participant worked during the Service Period (rounded up to the nearest whole month) divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by (b) the percentile performance amount, as calculated in accordance with the terms of the Program. In the event of the Participant’s death prior to January 1, 2016, the Award shall be forfeited in its entirety.

6.    Retirement or Disability. In the event that the Participant’s employment with the Company or its subsidiaries or affiliates is terminated due to Retirement or Disability after December 31, 2015, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined at the first Committee meeting following the Participant’s termination of employment due to Retirement or Disability. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months that the Participant worked during the Service Period (rounded up to the nearest whole month) divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by the percentile performance amount, as calculated in accordance with the terms of the Program. In the event that the Participant terminates his employment due to Retirement or Disability prior to January 1, 2016, the Award shall be forfeited in its entirety.

7.    Other Termination of Employment -- Eligibility Conditions. If the employment of the Participant with the Company and its affiliates or subsidiaries is terminated or the Participant separates from the Company and its affiliates or subsidiaries for any reason other than death, Retirement or Disability, any Units that remain subject to eligibility conditions shall be void and no Stock shall be issued. Except as set forth in Sections

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5, 6 and 8, eligibility to be issued shares of Stock is conditioned on the Participant’s continuous employment with the Company through and on the last day of the Service Period as set forth in Section 3 above.

8.    Change in Control of the Company. Subject to the terms of any separate Change in Control or similar agreement to which the Participant is bound, in the event of a Change in Control of the Company after December 31, 2015, but prior to the end of the Service Period, shares of Stock shall be issued on a prorated basis based on actual performance as determined by the Committee immediately prior to the consummation of the Change in Control. The number of shares of Stock to be issued under the prorated Award shall be determined by calculating (a)(i) the number of Units set forth herein multiplied by (ii) the quotient of the number of full and partial months during the Service Period (rounded up to the nearest whole month) prior to the consummation of the Change in Control divided by 36, and then multiplying the product of (a)(i) and (a)(ii) by the percentile performance amount, as calculated in accordance with terms of the Program. In the event that Change in Control occurs prior to January 1, 2016, the Award shall be forfeited in its entirety.

9.    Recoupment Policy.

(a)    Current Recoupment Policy. Pursuant to the Company's recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Officer or Former Executive Officer and you, in the judgment of the Board, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in your capacity as Executive Officer.

(i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

(1)    "Current Executive Officer" means any individual currently designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(2)    "Executive Officer" means any Current Executive Officer or Former Executive Officer.

(3)    "Former Executive Officer" means any individual previously (but not currently) designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(4)    "Recovery" means the forfeiture or cancellation of unvested Units.

(b)    Provisions Required by Law. If the Company subsequently determines that it is required by law to apply a "clawback" or alternate recoupment provision to outstanding Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or

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otherwise, then such clawback or recoupment provision also shall apply to this Award, as applicable, as if it had been included on the Grant Date and the Company shall notify you of such additional provision.

10.    Consideration for Stock. The shares of Stock are intended to be issued for no cash consideration.

11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

12.    Tax Withholding. The Participant shall be responsible for the payment of any taxes of any kind required by any national, state or local law to be paid with respect to the Units or the shares of Stock to be awarded hereunder, including, without limitation, the payment of any applicable withholding, income, social and similar taxes or obligations. Except as otherwise provided in this Section 12, upon the issuance of Stock or the satisfaction of any eligibility condition with respect to the Stock to be issued hereunder, or upon any other event giving rise to any tax liability, the Company shall hold back from the total number of shares of Stock to be delivered to the Participant, and shall cause to be transferred to the Company, whole shares of Stock having a Fair Market Value on the date the Stock is subject to issuance or taxation an amount as nearly as possible equal to (rounded to the next whole share) the Company’s withholding, income, social and similar tax obligations with respect to the Stock at such time. To the extent of the Fair Market Value of the withheld shares, the Participant shall be deemed to have satisfied the Participant’s responsibility under this Section 12 to pay these obligations. The Participant shall satisfy the Participant’s responsibility to pay any other withholding, income, social or similar tax obligations with respect to the Stock, and (subject to such rules as the Committee may prescribe) may satisfy the Participant’s responsibility to pay the tax obligations described in the immediately preceding sentence, by so indicating to the Company or its designee in writing at least one (1) business day prior to the date the shares of Stock are subject to issuance and by paying the amount of these tax obligations in cash to the Company or its designee within fifteen (15) business days following the date the Units vest or by making other arrangements satisfactory to the Committee for payment of these obligations. In no event shall whole shares be withheld by or delivered to the Company in satisfaction of tax withholding requirements in excess of the maximum statutory tax withholding required by law. The Participant agrees to indemnify the Company against any and all liabilities, damages, costs and expenses that the Company may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any taxes. The obligations of the Company under this Agreement, the Plan and the Program shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

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13.    Investment Intent. The Participant acknowledges that the acquisition of the Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

14.    Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until the eligibility conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement or by action of the Committee, the Units awarded hereunder are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by the Participant. Transfers of shares of Stock by the Participant are subject to the Company’s Stock Trading Policy and applicable securities laws. Shares of Stock issued to the Participant in certificate form or to the Participant’s book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon the Participant’s book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

15.    Award Subject to the Plan and the Program. The Award to be made pursuant to this Agreement is made subject to the Plan and the Program. The terms and provisions of the Plan and the Program, as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan or the Program, the applicable terms and conditions of the Plan or Program will govern and prevail. However, no amendment of the Plan or the Program after the date hereof may adversely alter or impair the issuance of the Stock to be made pursuant to this Agreement.

16.    No Rights to Continued Employment. The Company’s intent to issue the shares of Stock hereunder shall not confer upon the Participant any right to continued employment or other association with the Company or any of its affiliates or subsidiaries; and this Agreement shall not be construed in any way to limit the right of the Company or any of its subsidiaries or affiliates to terminate the employment or other association of the Participant with the Company or to change the terms of such employment or association at any time.

17.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

18.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be

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conducted only in the Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this Award is made and/or to be performed.

19.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to the one and the same instrument.

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APPENDIX A

PLAN: 2011 LONG-TERM INCENTIVE PLAN

The Performance Share Units will pay out in shares of Stock in a range of 0% to 150% of the number of Performance Share Units as follows:

Performance Percent to Plan	Units Vesting
125% or above	150%
110%	120%
100%	100%
90%	80%
50%	25%
Less than 50%	0%

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APPENDIX B

Nature of Grant. In accepting the grant, I acknowledge that:

(1)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(2)    this Award is does not create any contractual or other right to receive future awards, or other benefits in lieu of an award, even if awards have been given repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(3)    this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, bonuses, retirement benefits or similar payments;

(4)    the future value of the Stock is unknown and cannot be predicted with certainty; and

(5)    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award resulting from termination of my employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

Data Privacy.  I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Company holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise of the option. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan

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through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
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